Exhibit 99.1

News Release

MEDIA CONTACT:	ANALYSTS CONTACT:
Gerald Hunter (972) 855-3116	Susan Giles (972) 855-3729

Atmos Energy Corporation Names

Ruben E. Esquivel to Board of Directors

DALLAS (August 8, 2008)—Atmos Energy Corporation (NYSE: ATO) said today that Ruben E. Esquivel has been elected to its board of directors as a Class I director. His election, effective September 1, 2008, will increase the size of the natural gas distribution company’s board to 14 directors. Esquivel will join the Board’s Audit Committee and Human Resources Committee.

Esquivel, 65, has been vice president for community and corporate relations since 1995 at The University of Texas Southwestern Medical Center at Dallas, one of the country’s leading academic medical centers, patient-care providers and research institutions.

“Ruben Esquivel is a highly respected business and civic leader who has contributed his service in numerous public roles on behalf of the citizens of Texas,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “We are pleased to have his wise counsel and valuable experience as our company continues to grow and serve the needs of our customers.”

A native of Cuba, Esquivel started work in 1961 as an assembler at AVO International, Inc., a manufacturer of test and measurement equipment for electrical power applications. He was named president and CEO of AVO in 1985 and its vice chairman in 1994.

Esquivel is a director and past chairman of the Texas Guaranteed Student Loan Corporation and a member of the North Texas District Export Council appointed by the United States Secretary of Commerce. He also is on the board of directors of Comerica Bank-Texas.

Long active in community affairs, Esquivel serves as chairman of the State Fair of Texas and as a director of the Baylor Oral Health Foundation, Bio DFW, Dallas Center for the Performing Arts Foundation, Dallas County Community College District Foundation, The Thanks-Giving Foundation, YMCA of Metropolitan Dallas and as a trustee of Dallas-Fort Worth Hospital Council Education and Research Foundation. He is a director or member of many other civic groups, including the Dallas Citizens Council, the Oak Cliff Lions Club and the Salesmanship Club of Dallas.

Esquivel served as a member of the board of managers of the Dallas County Hospital District from 1985 to 1989 and as the board chairman from 1989 to 1991. He was elected to the board of trustees of the DeSoto Independent School District in 1982 and re-elected in 1985, serving as board president from 1983 to 1988. Esquivel also has served as chairman of the Dallas County Historical Foundation, Dallas Foundation, The Dallas Opera, North Texas Commission and YMCA of Metropolitan Dallas; as vice chairman of the Stemmons Corridor Business Association and the Dallas Symphony Association; and as president of the Greater Dallas Community of Churches, the Community Council of Greater Dallas and the DeSoto Chamber of Commerce.

He has been honored for his community service and leadership by the Dallas Historical Society, Dallas-Fort Worth Hospital Council, TACA, YMCA, Circle Ten Council of the Boy Scouts of America, Boys and Girls Clubs of Greater Dallas, Dallas Concilio of Hispanic Service Organizations, Daughters of the American Revolution, DeSoto City Council and others.

Esquivel earned a Bachelor of Science degree in electrical engineering from the New Jersey Institute of Technology and completed graduate courses in business administration at Rutgers University and at the University of Texas at Arlington. He is married and has two children and three grandchildren. He resides in DeSoto, Texas.

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

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